Exhibit 5.1

1221 PEACHTREE STREET, N.E. • SUITE 400 • ATLANTA, GEORGIA 30361

TELEPHONE: +1.404.521.3939 • JONESDAY.COM

October 17, 2024

VSE Corporation

3361 Enterprise Way

Miramar, Florida 33025

Re: 1,982,757 Shares of Common Stock of VSE Corporation

Ladies and Gentlemen:

We are acting as counsel for VSE Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 1,982,757 shares (the “Shares”) of common stock, par value $0.05 per share, of the Company (the “Common Stock”), pursuant to the Underwriting Agreement, dated October 15, 2024 (the “Underwriting Agreement”), by and among the Company and Jefferies LLC and RBC Capital Markets, LLC, acting as representatives of the several underwriters named in Schedule I thereto.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the Company’s Registration Statement on Form S-3 (File No. 333-281222), and to the reference to Jones Day under the caption “Legal Matters” in the prospectus supplement constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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